Exhibit 99.1

PRESS RELEASE

For release:	January 21, 2025

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

Global Indemnity Group, LLC Announces Project Manifest

Wilmington, Del., (January 21, 2025) – Global Indemnity Group, LLC (NYSE:GBLI) (“GBLI”) today announced the successful completion of an extensive reorganization of its business, code-named ‘Project Manifest’. This reorganization is a significant milestone, positioning the company for enhanced operational efficiency and growth by:

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Enhancing Penn-America’s business divisions: Wholesale Commercial, Vacant Express, Collectibles and Specialty Products by creating separate and distinct businesses for each division to improve branding, attract talent and expand relationships with our distribution partners.

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Establishing separate businesses for technology, Kaleidoscope Insurance Technologies, Inc., and claims services, Liberty Insurance Adjustment Agency, Inc, that will continue to support Penn-America and create the foundation to offer products and services to other insurance industry participants.

•	De-stacking the insurance companies resulting in an increased consolidated surplus of the insurance companies and allowing for more efficient management of capital and liquidity.

Fox Paine & Company, LLC served as Global Indemnity’s financial advisor in connection with Project Manifest.

About Global Indemnity Group, LLC

Global Indemnity Group, LLC (NYSE:GBLI) provides diversified offerings for both specialty property and casualty insurance in the Excess & Surplus Lines market through its subsidiaries. Belmont Holdings GX, LLC, is an insurance holding company that manages its core and non-core insurance portfolios through its wholly owned specialty insurance companies. Its distribution and specialized services group, Penn-America Underwriters, LLC, focuses on the underwriting, growth and distribution of insurance products, technology services, and claim services supporting its policyholders and agents.

For more information, visit the Company’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.